July 20, 1998





Mr. Jerald S. Politzer
Salant Corporation
1114 Avenue of the Americas
New York, New York 10036

Dear Jerry:

         Reference is hereby made to the Employment Agreement ("Employment Agreement"), dated March 20, 1997 between yourself as the employee and Salant Corporation ("Salant").

         We have mutually agreed to amend the Employment Agreement effective as of the date of this letter as follows:

         1. The third sentence of Section 3(b) of the Employment Agreement is hereby deleted in its entirety and substituted with the following therefore:

                "For the 1997 Fiscal Year, the Employee shall receive as a minimum the bonus amount provided in Paragraph A of Exhibit 1. In addition, as part of the Management Retention Program established in 1998 (the "1998 MRP"), for the 1998 Fiscal Year, and no other fiscal year thereafter, the Employee shall receive as a minimum, the bonus amount provided in Paragraph A of Exhibit 1, provided that the Employee maintains his employment with the Corporation until February 15, 1999, other than pursuant to a termination of the Employment Period as described in Sections 6(d) or 6(e).

         2. Section 6(d) (iii) is hereby deleted in its entirety and substituted with the following therefore:

                  "pro-rated Bonus for the Fiscal Year in which termination occurs, payable in accordance with Section 3(b), and any Bonus for the Fiscal Year earned but not yet paid, including without limitation the entire 1998 MRP, payable in a lump sum within fifteen (15) days after the Termination Date."

         Except as specifically set forth herein, the Employment Agreement remains in full force and effect and is hereby ratified, confirmed and approved. The Employment Agreement as modified by this letter is the only agreement that governs the term of your employment. All other Letter Agreements and memorandums are hereby null and void.

         If the foregoing correctly sets forth our mutual agreement, please sign and return to me the three attached copies of this letter.

                                                     Very truly yours,

                                                     SALANT CORPORATION



                                                     By_________________________
                                                       Todd Kahn
                                                       Executive Vice President,
                                                       General Counsel and
                                                       Secretary


Accepted and Agreed to


By______________________
  Jerald S. Politzer